Filed Pursuant to Rule 424(b)(3)

Registration No. 333-216286

The information in this preliminary Pricing Supplement is not complete and may be changed. This preliminary Pricing Supplement and the accompanying Prospectus Supplement and Prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated May 11, 2017

Preliminary Pricing Supplement dated , 2017 (To Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017)

Canadian Imperial Bank of Commerce

Senior Global Medium-Term Notes (Structured Notes)

$               Contingent Coupon Autocallable Index Linked Notes Linked to the Lowest Performing of the Russell 2000® Index and the EURO STOXX 50® Index due May 29, 2020

We, Canadian Imperial Bank of Commerce (the “Bank” or “CIBC”), are offering $               aggregate principal amount of our Contingent Coupon Autocallable Index Linked Notes Linked to the Lowest Performing of the Russell 2000® Index and the EURO STOXX 50® Index due May 29, 2020 (CUSIP 13605WDG3 / ISIN US13605WDG33) (the “Notes”). The Notes are senior unsecured debt securities of CIBC that do not pay interest at a specified rate, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described in this pricing supplement. Whether the Notes pay a semi-annual contingent coupon, whether the Notes are automatically called prior to maturity and, if they are not automatically called, whether you are repaid the principal amount of your Notes at maturity will depend in each case upon the Closing Level of the Lowest Performing of the Russell 2000® Index and the EURO STOXX 50® Index (each a “Reference Asset” and together the “Reference Assets”) on the relevant Valuation Date. The Lowest Performing Reference Asset on any Valuation Date is the Reference Asset that has the lowest Closing Level on that Valuation Date as a percentage of its Initial Level.

The Notes provide semi-annual Contingent Coupon Payments at a rate of 4.25% (8.50% per annum) until the earlier of maturity or automatic call if, and only if, the Closing Level of the Lowest Performing Reference Asset on the applicable semi-annual Valuation Date is greater than or equal to its Coupon Barrier Level. However, if the Closing Level of the Lowest Performing Reference Asset on a Valuation Date is less than its Coupon Barrier Level, you will not receive any Contingent Coupon Payment for the relevant semi-annual period. If the Closing Level of the Lowest Performing Reference Asset is less than its Coupon Barrier Level on every Valuation Date, you will not receive any Contingent Coupon Payments throughout the entire term of the Notes.

If the Notes have not been previously called, the amount that you will be paid on your Notes at maturity will depend on the performance of the Reference Assets and will be calculated as follows:

•                  If the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is greater than or equal to its Principal Barrier Level: (i) the Principal Amount plus (ii) the Contingent Coupon Payment.

•                  If the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is less than the Principal Barrier Level: (A) the Principal Amount plus (B) the Principal Amount multiplied by the Percentage Change.

If the Closing Level of the Lowest Performing Reference Asset on any semi-annual Valuation Date other than the Final Valuation Date is greater than or equal to its Initial Level, we will automatically call the Notes and pay you on the applicable Call Payment Date your initial investment plus the applicable Contingent Coupon Payment for that Valuation Date and no further amounts will be owed to you. If, as of the Maturity Date, the Notes have not been called, investors may have downside market exposure to the Reference Assets, subject to any return previously realized in the form of Contingent Coupon Payments.

Your return on the Notes will depend solely on the performance of the Reference Asset that is the Lowest Performing Reference Asset on each Valuation Date. You will not benefit in any way from the performance of the better performing Reference Asset. Therefore, you will be adversely affected if any Reference Asset performs poorly, even if the other Reference Asset performs favorably. Furthermore, you will not participate in any appreciation of any of the Reference Assets.

The Notes will be issued in the denomination of $1,000 and integral multiples of $1,000 in excess thereof.

The Notes are a new issue of securities with no established trading market. We do not intend to list the Notes on any securities exchange or automated quotation system.

The Notes are unsecured obligations of CIBC and all payments on the Notes are subject to the credit risk of CIBC. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these Notes or determined if this pricing supplement or the accompanying Prospectus Supplement and Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Notes involves risks. See the “Risk Factors” sections in this pricing supplement and the accompanying Prospectus Supplement and Prospectus.

	Per Note	Total
Price to public	100.00%	$
Underwriting discounts and commissions	2.25%	$
Proceeds to CIBC (1)	97.75%	$

(1)          Excludes profits from hedging. For additional considerations relating to hedging activities see “Additional Risk Factors—The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices” in this pricing supplement.

The initial estimated value of the Notes on the Trade Date as determined by the Bank is expected to be between $955.00 and $975.00 per $1,000.00 Principal Amount of the Notes which is less than the original issue price of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement for additional information. The difference between the estimated values of your Notes and the original issue price reflects costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date and you may lose all or a substantial portion of your initial investment. The Bank’s profit in relation to the Notes will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with those funds and (ii) the costs incurred by the Bank in connection with the issuance of the Notes and any hedging transactions. The Bank’s affiliates may also realize a profit that will be based on (i) the payments received on the hedging transactions minus (ii) the cost of creating and maintaining the hedging transactions.

We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about May 31, 2017 against payment in immediately available funds.

Janney Montgomery Scott

ABOUT THIS PRICING SUPPLEMENT

You should read this pricing supplement together with the Prospectus dated March 28, 2017 (the “Prospectus”) and the Prospectus Supplement dated March 28, 2017 (the “Prospectus Supplement”), relating to our Senior Global Medium-Term Notes (Structured Notes), of which these Notes are a part, for additional information about the Notes. Information in this pricing supplement supersedes information in the Prospectus Supplement and Prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the Prospectus Supplement or the Prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement, the accompanying Prospectus Supplement and the accompanying Prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement, the accompanying Prospectus Supplement and the accompanying Prospectus, in the documents referred to in this pricing supplement, the Prospectus Supplement and the Prospectus and which are made available to the public. We have not, and Janney Montgomery Scott (“JMS”) has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and JMS is not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement, the accompanying Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement, nor the accompanying Prospectus Supplement, nor the accompanying Prospectus constitutes an offer, or an invitation on our behalf or on behalf of JMS, to subscribe for and purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the Prospectus Supplement and Prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•                 Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017 filed with the SEC on March 28, 2017: https://www.sec.gov/Archives/edgar/data/1045520/000110465917019619/a17-8647_1424b3.htm

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SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the Prospectus Supplement dated March 28, 2017 and the Prospectus dated March 28, 2017, each filed with the SEC. See “About This Pricing Supplement” in this pricing supplement.

Issuer:	Canadian Imperial Bank of Commerce (the “Issuer” or the “Bank”)

Type of Note:	Contingent Coupon Autocallable Index Linked Notes Linked to the Lowest Performing of the Russell 2000® Index and the EURO STOXX 50® Index due May 29, 2020

Reference Assets:	Russell 2000® Index (ticker “RTY”) and the EURO STOXX 50® Index (ticker “SX5E”)

CUSIP/ISIN:	CUSIP: 13605WDG3 / ISIN: US13605WDG33

Minimum Investment:	$1,000 (one Note)

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof.

Principal Amount:	$1,000 per Note

Aggregate Principal Amount of Notes:

Currency:	U.S. Dollars

Trade Date:	Expected to be May 26, 2017

Original Issue Date:	Expected to be May 31, 2017 (to be determined on the Trade Date and expected to be the 2nd scheduled Business Day after the Trade Date)

Initial Level:	• With respect to the Russell 2000® Index: , its Closing Level on the Trade Date. • With respect to the EURO STOXX 50® Index: , its Closing Level on the Trade Date.

Contingent Coupon Payment:

On each Contingent Coupon Payment Date, you will receive payment at a per annum rate equal to the Contingent Coupon Rate (a “Contingent Coupon Payment”) if, and only if, the Closing Level of the Lowest Performing Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Level.

If the Closing Level of the Lowest Performing Reference Asset on the related Valuation Date is less than its Coupon Barrier Level, you will not receive any Contingent Coupon Payment on the related Contingent Coupon Payment Date. If the Closing Level of the Lowest Performing Reference Asset is less than its Coupon Barrier Level on all semi-annual Valuation Dates, you will not receive any Contingent Coupon Payments over the term of the Notes.

Each semi-annual Contingent Coupon Payment, if any, will be calculated per Note as follows: $1,000 × Contingent Coupon Rate × (180/360). Any Contingent Coupon Payments will be rounded to the nearest cent, with one-half cent rounded upward.

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Coupon Barrier Level:	The “Coupon Barrier Level” for each Reference Asset is: • With respect to the Russell 2000® Index: (75% of its Initial Level). • With respect to the EURO STOXX 50® Index: (75% of its Initial Level).

Contingent Coupon Payment Dates:

Each May 31 and November 30, commencing on November 30, 2017 and ending on the Maturity Date (the Maturity Date being the Contingent Coupon Payment Date with respect to the Final Valuation Date) or, if such day is not a Business Day, the first following Business Day, unless the first following Business Day is in the next calendar month, in which case the Contingent Coupon Payment will be made on the first preceding Business Day.

The Contingent Coupon Payment Date will be postponed by the same number of Trading Days as the applicable Valuation Date if a Market Disruption Event occurs or is continuing as described below under “Certain Terms of the Notes—Market Disruption Events.” No interest will accrue as a result of a delayed payment.

Contingent Coupon Rate:	8.50% per annum (4.25% payable semi-annually in arrears).

Valuation Dates:

A “Valuation Date” means the date five scheduled Trading Days prior to the related Contingent Coupon Payment Date; except that the Valuation Date immediately preceding the Maturity Date, which we refer to as the “Final Valuation Date,” shall be the fifth scheduled Trading Day prior to the Maturity Date.

The Valuation Dates may be delayed by the occurrence of a Market Disruption Event (as defined below). See “Certain Terms of the Notes—Market Disruption Events” in this pricing supplement.

Trading Day:	A “Trading Day” means a day on which the principal trading markets for each of the Reference Assets is open for trading.

Lowest Performing Reference Asset:	On any Valuation Date, the “Lowest Performing Reference Asset” is the Reference Asset that has the lowest Closing Level on that date as a percentage of its Initial Level.

Call Feature:

If the Closing Level of the Lowest Performing Reference Asset on any Valuation Date other than the Final Valuation Date is greater than or equal to its Initial Level, we will automatically call the Notes and pay you on the applicable Call Payment Date your initial investment of $1,000.00 per Note plus the applicable Contingent Coupon Payment for that Valuation Date and no further amounts will be owed to you.

If the Notes are automatically called, they will cease to be outstanding on the related Call Payment Date and you will have no further rights under the Notes after such Call Payment Date. You will not receive any notice from us if the Notes are automatically called.

Call Payment Date:

A “Call Payment Date” means the Contingent Coupon Payment Date following the relevant Valuation Date.

The Call Payment Date will be postponed by the same number of Trading Days as the applicable Valuation Date if a Market Disruption Event occurs or is continuing as described below under “Certain Terms of the Notes—Market Disruption Events.” No interest will accrue as a result of a delayed payment.

Maturity Date:	Expected to be May 29, 2020. The Maturity Date is subject to the Call Feature and may be postponed upon the occurrence of a Market Disruption Event as described below

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under “Certain Terms of the Notes—Market Disruption Events.” No interest will accrue as a result of a delayed payment.

Payment at Maturity:

If the Notes have not been previously called, the Payment at Maturity will be based on the performance of the Lowest Performing Reference Asset on the Final Valuation Date and will be calculated as follows:

•    If the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is greater than or equal to its Principal Barrier Level, then the Payment at Maturity will equal:

Principal Amount + Contingent Coupon Payment for the Maturity Date

•    If the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Principal Barrier Level, then the Payment at Maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

If the Final Level is less than the Principal Barrier Level, you will suffer a loss of a portion of the Principal Amount in an amount equal to the Percentage Change. Accordingly, you could lose up to 100% of your initial investment, subject to any return realized in the form of Contingent Coupon Payments, if any.

Final Level:	The “Final Level” of each Reference Asset will be the Closing Level of such Reference Asset on the Final Valuation Date.

Closing Level:

For any date of determination, the “Closing Level” of each Reference Asset will be the closing level of such Reference Asset published on the applicable Bloomberg page or any successor page on Bloomberg or any successor service, as applicable. In certain special circumstances, the Closing Level will be determined by the Calculation Agent, in its discretion, and such determinations will, under certain circumstances, be confirmed by an independent calculation expert. See “Certain Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date,” “Certain Terms of the Notes—Market Disruption Events” and “Appointment of Independent Calculation Experts” in this pricing supplement.

The applicable Bloomberg pages for the Reference Assets as of the date of this pricing supplement are:

•    RTY <Index>; and

•    SX5E <Index>.

Percentage Change:

The “Percentage Change”, expressed as a percentage, with respect to the Payment at Maturity, is calculated as follows for the Lowest Performing Reference Asset:

Final Level – Initial Level

Initial Level

For the avoidance of doubt, the Percentage Change may be a negative value.

Principal Barrier Level:

The “Principal Barrier Level” for each Reference Asset is:

•    With respect to the Russell 2000® Index:           (75% of its Initial Level).

•    With respect to the EURO STOXX 50® Index:           (75% of its Initial Level).

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Principal at Risk:

You may lose all or a substantial portion of your initial investment at maturity if the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is below its Principal Barrier Level.

Calculation Agent:

Canadian Imperial Bank of Commerce. We may appoint a different Calculation Agent without your consent and without notifying you.

All determinations made by the Calculation Agent will be at its sole discretion, and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the Notes will be rounded at the Calculation Agent’s discretion. The Calculation Agent will have no liability for its determinations.

Status:

The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Fees and Expenses:

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date. See “Additional Risks—The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices” in this pricing supplement.

Business Day:

A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or order to close in New York or Toronto.

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Use of Proceeds:	General corporate purposes.

Certain U.S. Benefit Plan Investor Considerations:	For a discussion of benefit plan investor considerations, please see “Certain U.S. Benefit Plan Investor Considerations” in the accompanying Prospectus.

Clearance and Settlement:

We will issue the Notes in the form of a fully registered global note registered in the name of the nominee of DTC. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except in the limited circumstances described in the accompanying Prospectus Supplement, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the indenture.

Terms Incorporated:	All of the terms appearing under the caption “Description of the Notes We May Offer” beginning on page S-7 of the accompanying Prospectus Supplement, as modified by this pricing supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 100% OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

•                  You seek an investment with semi-annual Contingent Coupon Payments at a rate of 4.25% (8.50% per annum) until the earlier of maturity or automatic call, if, and only if, the Closing Level of the Lowest Performing Reference Asset on the applicable Valuation Date is greater than or equal to its Coupon Barrier Level.

•                 You understand that if the Closing Level of the Lowest Performing Reference Asset on the Final Valuation Date has declined below its Principal Barrier Level, you will be fully exposed to the decline in such Lowest Performing Reference Asset from its Initial Level and will lose more than 25%, and possibly up to 100%, of the Principal Amount at maturity.

•                 You are willing to accept the risk that you may not receive any Contingent Coupon Payment on one or more, or any, semi-annual Contingent Coupon Payment Dates over the term of the Notes and may lose up to 100% of the Principal Amount of the Notes at maturity.

•                 You understand that the Notes may be automatically called prior to maturity and that the term of the Notes may be as short as approximately six months.

•                 You understand that the return on the Notes will depend solely on the performance of the Reference Asset that is the Lowest Performing Reference Asset on each Valuation Date and that you will not benefit in any way from the performance of the better performing Reference Asset.

•                 You understand that the Notes are riskier than alternative investments linked to only one of the Reference Assets or linked to a basket composed of each Reference Asset.

•                 You understand and are willing to accept the full downside risks of each Reference Asset.

•                 You are willing to forgo participation in any appreciation of any Reference Asset.

•                 You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

•                 You seek a liquid investment or are unable or unwilling to hold the Notes to maturity.

•                 You are unwilling to accept the risk that the Closing Level of the Lowest Performing Reference Asset on the Final Valuation Day may decline by more than 25%, and possibly up to 100%, from its Initial Level.

•                 You seek exposure to the upside performance of any or each Reference Asset.

•                 You require full payment of the Principal Amount of the Notes at maturity.

•                 You are unwilling to purchase Notes with an estimated value as of the Trade Date that is lower than the Principal Amount.

•                 You seek certainty of current income over the term of the Notes.

•                 You seek exposure to a basket composed of each Reference Asset or a similar investment in which the overall return is based on a blend of the performances of the Reference Assets, rather than solely on the Lowest Performing Reference Asset.

•                 You seek a security with a fixed term.

•                 You do not fully understand the risks inherent in an investment in the Notes, including the risk of losing up to 100% of your initial investment.

•                 You are not willing to assume the credit risk of the Bank for all payments under the Notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review ‘‘Additional Risk Factors’’ below for risks related to an investment in the Notes.

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CERTAIN TERMS OF THE NOTES

Payments of Principal and Interest

In the event that the stated Maturity Date is not a Business Day, then relevant repayment of principal will be made on the first following Business Day, unless the first following Business Day is in the next calendar month, in which case the relevant repayment of principal will be made on the first preceding Business Day (“Modified Following Business Day Convention”).

We describe payments as being based on a “day count fraction” of “30/360, unadjusted, Modified Following Business Day Convention.” This means that the number of days in each Contingent Coupon Payment period will be based on a 360-day year of twelve 30-day months (“30/360”) and that the number of days in each Contingent Coupon Payment period will not be adjusted if a Contingent Coupon Payment Date falls on a day that is not a Business Day (“unadjusted”). We will pay any interest payable on any Contingent Coupon Payment Date other than the Maturity Date to the persons in whose names the Notes are registered at the close of business one Business Day prior to such Contingent Coupon Payment Date.

If any Contingent Coupon Payment Date or Call Payment Date falls on a day that is not a Business Day (including any Contingent Coupon Payment Date that is also the Maturity Date), the relevant Contingent Coupon Payment Date or Call Payment Date will be the first following Business Day, unless the first following Business Day is in the next calendar month, in which case the Contingent Coupon Payment Date or Call Payment Date will be the first preceding Business Day under Modified Following Business Day Convention.

Market Disruption Events

If a Market Disruption Event in respect of any Reference Asset occurs or is continuing on any scheduled Valuation Date, then such Valuation Date will be postponed for each Reference Asset to the first succeeding day that is a Trading Day for each Reference Asset and on which a Market Disruption Event has not occurred and is not continuing for any Reference Asset. If a Market Disruption Event in respect of any Reference Asset occurs or is continuing on each Trading Day to and including the seventh Trading Day following the Valuation Date, the Closing Level of each Reference Asset will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the Calculation Agent on that seventh Trading Day, regardless of the occurrence or continuation of a Market Disruption Event in respect of one or more Reference Assets on that day. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Closing Level of each affected Reference Asset that would have prevailed in the absence of the Market Disruption Event in respect of such Reference Asset. No interest will accrue as a result of delayed payment. In the event the Final Valuation Date is postponed as a result of a Market Disruption Event, the Maturity Date shall be five Business Days after the Final Valuation Date, as so postponed.

A “Market Disruption Event” means any event, circumstance or cause which the Bank determines, and the Calculation Agent confirms, has or will have a material adverse effect on the ability of the Bank to perform its obligations under the Notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to any of the Reference Assets:

•                 a suspension, absence or limitation of trading by the primary market or otherwise relating to the securities which then comprise 20% or more of the level of such Reference Asset, as determined by the Calculation Agent;

•                 a suspension, absence or limitation of trading in futures or options contracts relating to that Reference Asset  in the primary market for those contracts, as determined by the Calculation Agent;

•                 any event that disrupts or impairs, as determined by the Calculation Agent, the ability of market participants to effect transactions in, or obtain market values for, futures or options contracts relating to the Reference Asset in its primary market;

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•                 the closure on any day of the primary market for futures or options contracts relating to the Reference Asset on a scheduled Trading Day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled Trading Day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled Trading Day for such primary market;

•                 any scheduled Trading Day on which the exchanges or quotation systems, if any, on which futures or options contracts relating to the Reference Asset are traded, fails to open for trading during its regular trading session; or

•                 any other event, if the Calculation Agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” below.

Adjustments to a Reference Asset

If at any time the sponsor or publisher of any Reference Asset (each, a “Sponsor”) makes a material change in the formula for or the method of calculating the Reference Asset, or in any other way materially modifies the Reference Asset (other than a modification prescribed in that formula or method to maintain the Reference Asset in the event of changes in constituent stock and capitalization and other routine events), then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, on each date that the Closing Level of the Reference Asset is to be calculated, calculate a substitute Closing Level of the Reference Asset in accordance with the formula for and method of calculating the Reference Asset last in effect prior to the change, but using only those securities that comprised the Reference Asset immediately prior to that change. Accordingly, if the method of calculating the Reference Asset is modified so that the level of the Reference Asset is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust the Reference Asset in order to arrive at a level of the Reference Asset as if it had not been modified.  Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Appointment of Independent Calculation Experts.”

Discontinuance of a Reference Asset

If a Sponsor discontinues publication of a Reference Asset, and such Sponsor or another entity publishes a successor or substitute equity index that the Calculation Agent determines, in its sole discretion, to be comparable to the Reference Asset (a “successor equity index”), then, upon the Calculation Agent’s notification of that determination to the trustee and Canadian Imperial Bank of Commerce, the Calculation Agent will substitute the successor equity index as calculated by the relevant Sponsor or any other entity to calculate the Closing Level on any future Valuation Date. Upon any selection by the Calculation Agent of a successor equity index, Canadian Imperial Bank of Commerce will cause notice to be given to holders of the Notes.

In the event that a Sponsor discontinues publication of a Reference Asset prior to, and the discontinuance is continuing on, any Valuation Date and the Calculation Agent determines that no successor equity index is available at such time, the Calculation Agent will calculate a substitute closing level for the affected Reference Asset in accordance with the formula for and method of calculating the Reference Asset last in effect prior to the discontinuance, but using only those securities that comprised the Reference Asset immediately prior to that discontinuance. If a successor equity index is selected or the Calculation Agent calculates a level as a substitute for the Reference Asset, the successor equity index or level will be used as a substitute for the Reference Asset for all purposes, including the purpose of determining whether a market disruption event exists.

If on any Valuation Date a Sponsor fails to calculate and announce the level of the Reference Asset, the Calculation Agent will calculate a substitute Closing Level of the Reference Asset in accordance with the formula for and method of calculating the Reference Asset last in effect prior to the failure, but using only those securities that comprised the Reference Asset immediately prior to that failure; provided that, if a market disruption event occurs

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or is continuing on such day, then the provisions set forth above under “—Market Disruption Events” shall apply in lieu of the foregoing.

Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by any Sponsor to calculate and announce the level of, the applicable Reference Asset may adversely affect the value of the Notes.

Appointment of Independent Calculation Experts

If a calculation or valuation described above under “—Market Disruption Events,” “—Adjustments to a Reference Asset,” or “Discontinuance of a Reference Asset” contemplated to be made by the Calculation Agent involves the application of material discretion and is not based on information or calculation methodologies compiled or utilized by, or derived from, independent third party sources, the Bank will appoint one or more calculation experts to confirm such calculation or valuation. Such calculation experts will be independent from the Bank and active participants in the financial markets in the relevant jurisdiction in which the securities included in the affected Reference Asset are traded. Calculation experts will not assume any obligation or duty to, or any relationship of agency or trust for or with, the holders of the Notes or the Bank. Holders of the Notes will be entitled to rely on any valuation or calculations made by such calculation experts and such valuations or calculations will (except in the case of manifest error) be final and binding on the Bank, the Calculation Agent and the holders of the Notes. Calculation experts will not be responsible for good faith errors or omissions in the making of any such valuations or calculations. Calculation experts may, with the consent of the Bank, delegate any of their obligations and functions to a third party as they deem appropriate, but acting honestly and reasonably at all times. The valuations and calculations of calculation experts will be made available to the holders of the Notes upon request.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the section “Description of Senior Debt Securities—Events of Default” in the accompanying Prospectus) with respect to the Notes, the default amount payable will be equal to the Payment at Maturity, calculated as though the date of acceleration were the Maturity Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Senior Debt Securities—Events of Default” beginning on page 7 of the accompanying Prospectus.

Withholding

The Bank or the applicable paying agent will deduct or withhold from a payment on a Note any present or future tax, duty, assessment or other governmental charge that the Bank determines is required by law or the interpretation or administration thereof to be deducted or withheld. Payments on a Note will not be increased by any amount to offset such deduction or withholding.

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HYPOTHETICAL CONTINGENT COUPON PAYMENTS

Set forth below are three examples that illustrate how to determine whether a Contingent Coupon Payment will be paid and whether the Notes will be automatically called on a semi-annual Contingent Coupon Payment Date prior to the Maturity Date. The examples do not reflect any specific semi-annual Contingent Coupon Payment Date. The following examples reflect the Contingent Coupon Rate of 8.50% per annum and assume the hypothetical Initial Levels, Coupon Barrier Levels and Closing Levels for each of the Reference Assets indicated in the examples. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The Closing Level of the Lowest Performing Reference Asset on the relevant Valuation Day is greater than or equal to the Coupon Barrier Level and less than the Initial Level. As a result, investors receive a Contingent Coupon Payment on the applicable semi-annual Contingent Coupon Payment Date and the Notes are not automatically called:

	Russell 2000® Index (RTY)	EURO STOXX 50® Index (SX5E)
Hypothetical Initial Level	1000.00	2000.00
Hypothetical Closing Level	1000.00	1500.00
Hypothetical Coupon Barrier Level	750.00	1500.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the relevant Valuation Date.

In this example, SX5E has the lowest hypothetical Closing Level as a percentage of its hypothetical Initial Level and is, therefore, the Lowest Performing Reference Asset on the relevant Valuation Date.

Step 2: Determine whether a Contingent Coupon Payment will be paid and whether the Notes will be automatically called on the applicable semi-annual Contingent Coupon Payment Date.

Since the hypothetical Closing Level of the Lowest Performing Reference Asset on the relevant Valuation Date is greater than or equal to its hypothetical Coupon Barrier Level, but less than its hypothetical Initial Level, you would receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date and the Notes would not be automatically called. The Contingent Coupon Payment would be equal to $42.50 per security, which is the product of $1,000 × 8.50% per annum × (180/360).

Example 2. The Closing Level of the Lowest Performing Reference Asset on the relevant Valuation Day is less than its Coupon Barrier Level. As a result, investors do not receive a Contingent Coupon Payment on the applicable semi-annual Contingent Coupon Payment Date and the Notes are not automatically called:

	Russell 2000® Index (RTY)	EURO STOXX 50® Index (SX5E)
Hypothetical Initial Level	1000.00	2000.00
Hypothetical Closing Level	500.00	2500.00
Hypothetical Coupon Barrier Level	750.00	1500.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the relevant Valuation Date.

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In this example, RTY has the lowest hypothetical Closing Level as a percentage of its hypothetical Initial Level and is, therefore, the Lowest Performing Reference Asset on the relevant Valuation Date.

Step 2: Determine whether a Contingent Coupon Payment will be paid and whether the Notes will be automatically called on the applicable semi-annual Contingent Coupon Payment Date.

Since the hypothetical Closing Level of the Lowest Performing Reference Asset on the relevant Valuation Date is less than its hypothetical Coupon Barrier Level, you would not receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date. In addition, the Notes would not be automatically called, even though the hypothetical Closing Level of the better performing Reference Asset on the relevant Valuation Date is greater than its hypothetical Initial Level. As this example illustrates, whether you receive a Contingent Coupon Payment and whether the Notes are automatically called on a semi-annual Contingent Coupon Payment Date depends solely on the Closing Level of the Lowest Performing Reference Asset on the relevant Valuation Date. The performance of the better performing Reference Asset is not relevant to your return on the Notes.

Example 3. The Closing Level of the Lowest Performing Reference Asset on the relevant Valuation Date is greater than or equal to its Initial Level. As a result, the Notes are automatically called on the applicable semi-annual Contingent Coupon Payment Date for the principal amount plus a final Contingent Coupon Payment:

	Russell 2000® Index (RTY)	EURO STOXX 50® Index (SX5E)
Hypothetical Initial Level	1000.00	2000.00
Hypothetical Closing Level	1500.00	2050.00
Hypothetical Coupon Barrier Level	750.00	1500.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the relevant Valuation Date.

In this example, SX5E has the lowest hypothetical Closing Level as a percentage of its hypothetical Initial Level and is, therefore, the Lowest Performing Reference Asset on the relevant Valuation Date.

Step 2: Determine whether a Contingent Coupon Payment will be paid and whether the Notes will be automatically called on the applicable semi-annual Contingent Coupon Payment Date.

Since the hypothetical Closing Level of the Lowest Performing Reference Asset on the relevant Valuation Date is greater than or equal to its hypothetical Initial Level, the Notes would be automatically called and you would receive the principal amount plus a final Contingent Coupon Payment on the applicable Contingent Coupon Payment Date, which is also referred to as the Call Payment Date. On the Call Payment Date, you would receive $1,042.50 per Note.

If the Notes are automatically called prior to maturity, you will not receive any further payments after the Call Payment Date.

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HYPOTHETICAL PAYMENT AT MATURITY

Set forth below are three examples of calculations of the redemption amount payable at maturity, assuming that the Notes have not been automatically called prior to maturity, reflecting the Contingent Coupon Rate of 8.50% per annum and assuming the hypothetical Initial Levels, Coupon Barrier Levels, Principal Barrier Levels and Final Levels for each of the Reference Assets indicated in the examples. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is greater than its Initial Level, the redemption amount is equal to the principal amount of your Notes at maturity and you receive a final Contingent Coupon Payment:

	Russell 2000® Index (RTY)	EURO STOXX® Index (SX5E)
Hypothetical Initial Level	1000.00	2000.00
Hypothetical Closing (Final) Level	2000.00	2500.00
Hypothetical Coupon Barrier Level	750.00	1500.00
Hypothetical Principal Barrier Level	750.00	1500.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the Final Valuation Date.

In this example, SX5E has the lowest hypothetical Closing Level as a percentage of its hypothetical Initial Level and is, therefore, the Lowest Performing Reference Asset on the Final Valuation Date.

Step 2: Determine the redemption amount based on the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date.

Since the hypothetical Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is greater than its hypothetical Principal Barrier Level, the redemption amount would equal the principal amount. Although the hypothetical Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is significantly greater than its hypothetical Initial Level in this scenario, the redemption amount will not exceed the principal amount. In addition to any Contingent Coupon Payments received during the term of the Notes, on the Maturity Date you would receive $1,000.00 per Note plus a final Contingent Coupon Payment of $42.50 (since the hypothetical Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is greater than its hypothetical Coupon Barrier Level).

Example 2. The Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Initial Level but greater than its Principal Barrier Level, the redemption amount is equal to the principal amount of your Notes at maturity and you receive a final Contingent Coupon Payment:

	Russell 2000® Index (RTY)	EURO STOXX® Index (SX5E)
Hypothetical Initial Level	1000.00	2000.00
Hypothetical Closing (Final) Level	1000.00	1600.00
Hypothetical Coupon Barrier Level	750.00	1500.00
Hypothetical Principal Barrier Level	750.00	1500.00

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Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the Final Valuation Date.

In this example, SX5E has the lowest hypothetical Closing Level as a percentage of its hypothetical Initial Level and is, therefore, the Lowest Performing Reference Asset on the Final Valuation Date.

Step 2: Determine the redemption amount based on the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date.

Since the hypothetical Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is less than its hypothetical Initial Level but greater than its hypothetical Principal Barrier Level, you would be repaid the principal amount of your Notes at maturity. In addition to any Contingent Coupon Payments received during the term of the securities, on the Maturity Date you would receive $1,000.00 per Note plus a final Contingent Coupon Payment of $42.50 (since the hypothetical Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is greater than its hypothetical Coupon Barrier Level).

Example 3. The Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Principal Barrier Level, the redemption amount is less than the principal amount of your Notes at maturity and you do not receive a final Contingent Coupon Payment:

	Russell 2000® Index (RTY)	EURO STOXX® Index (SX5E)
Hypothetical Initial Level	1000.00	2000.00
Hypothetical Closing (Final) Level	500.00	2500.00
Hypothetical Percentage Change	-50.00%	--
Hypothetical Coupon Barrier Level	750.00	1500.00
Hypothetical Principal Barrier Level	750.00	1500.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the Final Valuation Date.

In this example, RTY has the lowest hypothetical Closing Level as a percentage of its hypothetical Initial Level and is, therefore, the Lowest Performing Reference Asset on the Final Valuation Date.

Step 2: Determine the redemption amount based on the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date.

Since the hypothetical Final Level of the of the Lowest Performing Reference Asset on the Final Valuation Date is less than its hypothetical Principal Barrier Level, you would lose a portion of the principal amount of your Notes and receive the redemption amount equal to $500.00 per Note, calculated as follows:

Principal Amount + (Principal Amount × Percentage Change)

=$1,000 + ($1,000 × -50.00%)

= $1,000 + (-500)

= $500.00

On the Maturity Date you would not receive a final Contingent Coupon Payment in addition to any Contingent Coupon Payments received during the term of the Notes because the hypothetical Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is less than its hypothetical Coupon Barrier Level.

These examples illustrate that you will not participate in any appreciation of any of the Reference Assets, but will be fully exposed to a decrease in the Lowest Performing Reference Asset if the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Principal Barrier Level, even if the Final Level of the other Reference Asset has appreciated or has not declined below its respective Principal Barrier Level.

To the extent that the Initial Level, Coupon Barrier Level, Principal Barrier Level and Final Level of each of the Reference Assets differs from the values assumed above, the results indicated above would be different.

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ADDITIONAL RISK FACTORS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Risk Factors” beginning on page S-1 of the accompanying Prospectus Supplement and “Risk Factors” beginning on page 1 of the accompanying Prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Prospectus and Prospectus Supplement.

The Notes Do Not Guarantee Any Return Of Principal; You May Suffer A Loss Of All Or A Substantial Portion Of The Principal Amount Of Your Notes.

The Notes do not guarantee any return of principal. The repayment of any principal on the Notes at maturity depends on the Final Level of the Reference Assets. The Bank will only repay you the full Principal Amount of your Notes if the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is equal to or greater than its Principal Barrier Level. If the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Principal Barrier Level you may lose all or a substantial portion of your initial investment in an amount equal to the negative Percentage Change, subject to any return realized in the form of Contingent Coupon Payments. Accordingly, you could lose all or a substantial portion of your initial investment in the Notes if the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Principal Barrier Level.

The Automatic Call Feature Limits Your Potential Return.

The appreciation potential of the Notes as of any Valuation Date is limited to your initial investment plus the applicable Contingent Coupon Payment otherwise due on such day. In addition, if the Notes are called, which may occur as early as the first Valuation Date, the amount of interest payable on the Notes will be less than the full amount of interest that would have been payable if the Notes had not been called prior to maturity. If the Notes are automatically called, you will lose the opportunity to continue to potentially accrue and be paid Contingent Coupon Payments from the relevant Call Payment Date to the scheduled Maturity Date, and the total return on the Notes could be minimal. Because of the automatic call feature, the term of your investment in the Notes may be limited to a period that is shorter than the original term of the Notes. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

The Notes Do Not Provide For Fixed Payments Of Interest And You May Receive No Contingent Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Notes.

On each Contingent Coupon Payment Date you will receive a Contingent Coupon Payment if, and only if, the Closing Level of the Lowest Performing Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Level. If the Closing Level of the Lowest Performing Reference Asset on any Valuation Date is less than its Coupon Barrier Level, you will not receive any Contingent Coupon Payment on the related Contingent Coupon Payment Date, and if the Closing Level of the Lowest Performing Reference Asset is less than its Coupon Barrier Level on each Valuation Date over the term of the Notes, you will not receive any Contingent Coupon Payments over the entire term of the Notes.

Your Return On The Notes Will Be Limited To The Contingent Coupon Payments Paid On The Notes, If Any.

The Payment at Maturity will not exceed the Principal Amount plus the final Contingent Coupon Payment and any positive return you receive on the Notes will be composed solely of the sum of any Contingent Coupon Payments received prior to and at maturity. Therefore, if the appreciation of the Reference Assets exceeds the sum of the Contingent Coupon Payments made to you, if any, the Notes will underperform an investment in securities linked to each of the Reference Assets providing full participation in the appreciation. Accordingly, the return on the Notes

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may be less than the return would be if you made an investment in securities directly linked to the positive performance of the Reference Assets.

The Notes Are Subject To The Full Risks Of Each Reference Asset And Will Be Negatively Affected If Any Reference Asset Performs Poorly, Even If The Other Reference Asset Performs Favorably.

You are subject to the full risks of each Reference Asset. If any Reference Asset performs poorly, you will be negatively affected, even if the other Reference Asset performs favorably. The Notes are not linked to a basket composed of the Reference Assets, where the better performance of some Reference Assets could offset the poor performance of others. Instead, you are subject to the full risks of whichever Reference Asset is the Lowest Performing Reference Asset on each Valuation Date. As a result, the Notes are riskier than an alternative investment linked to only one of the Reference Assets or linked to a basket composed of each Reference Asset. You should not invest in the Notes unless you understand and are willing to accept the full downside risks of each Reference Asset.

Your Return On The Notes Will Depend Solely On The Performance Of The Reference Asset That Is The Lowest Performing Reference Asset On Each Valuation Date, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Reference Asset.

Your return on the Notes will depend solely on the performance of the Reference Asset that is the Lowest Performing Reference Asset on each Valuation Date. Although it is necessary for each Reference Asset to close above its respective Coupon Barrier Level on the relevant Valuation Date in order for you to receive a semi-annual Contingent Coupon Payment and to close above its respective Principal Barrier Level for you to be repaid the principal amount of your Notes at maturity, you will not benefit in any way from the performance of the better performing Reference Asset. The Notes may underperform an alternative investment linked to a basket composed of the Reference Assets, since in such case the performance of the better performing Reference Asset would be blended with the performance of the Lowest Performing Reference Asset, resulting in a better return than the return of the Lowest Performing Reference Asset alone.

Your Return May Be Lower Than The Return On A Conventional Debt Security Of Comparable Maturity.

The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank with the same maturity date or if you invested directly in the securities included in one or more of the Reference Assets. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

If The Levels Of The Reference Assets Change, The Market Value Of Your Notes May Not Change In The Same Manner.

Your Notes may trade quite differently from the performance of the Reference Assets. Changes in the level of the Reference Assets may not result in a comparable change in the market value of your Notes. We discuss some of the reasons for this disparity under “—The Price At Which The Notes May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased” below.

We Have No Affiliation With The Sponsor Of Any Of The Reference Assets And Have Not Independently Verified Their Public Disclosure Of Information.

The Sponsor of each Reference Asset is not an affiliate of the Bank and is not involved in any of the Bank’s offerings of Notes pursuant to this pricing supplement in any way. Consequently, we have no control of the actions of the Sponsors of the Reference Assets, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the applicable Reference Asset. The Sponsors of the Reference Assets have no obligation to consider your interest as an investor in the Notes in taking any actions that might affect the value of the Notes. None of the money you pay for the Notes will go to the Sponsors of the Reference Assets.

In addition, as we are not affiliated with the Sponsors of the Reference Assets, we do not assume any responsibility for the adequacy of the information about the Reference Assets or their Sponsors contained in this pricing

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supplement. We are not responsible for any Sponsor’s public disclosure of information on itself or the applicable Reference Asset. As an investor in the Notes, you should make your own investigation into the Reference Assets.

An Investment In The Notes Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.

The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large capitalization companies. As a result, the Russell 2000® Index may be more volatile than an equity index that does not track solely small capitalization stocks. Stock prices of small capitalization companies are also generally more vulnerable than those of large capitalization companies to adverse business and economic developments, and the stocks of small capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

An Investment In The Notes Is Subject To Risks Associated With Investing In International Securities Markets.

Your return on the Notes and the value of the Notes may be affected by factors affecting the international securities markets, specifically changes within the Eurozone.

A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances.  These actions could limit variations in the closing level of the EURO STOXX 50® Index, which could, in turn, adversely affect the value of the securities.  Investments in securities linked to the value of foreign equity securities involve particular risks.  The foreign securities markets whose stocks comprise the EURO STOXX 50® Index may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets.  Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets.  Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disasters or adverse public health developments in the region.  Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.  In addition, you will not obtain the benefit of any increase in the value of the euro against the U.S. dollar which you would have received if you had owned the securities in the EURO STOXX 50® Index during the term of these securities, although the level of the EURO STOXX 50® Index may be adversely affected by general exchange rate movements in the market.

The Amount To Be Paid At Maturity Will Not Be Affected By All Developments Relating To The Reference Assets.

Changes in the levels of the Reference Assets during the term of the Notes before any Valuation Date or Valuation Dates will not be reflected in the calculation of the Payment at Maturity, unless the levels of the Lowest Performing Reference Asset trades or closes below its Principal Barrier Level on the Final Valuation Date (subject to adjustments as described herein, including those described under “Certain Terms of the Notes—Adjustments to a

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Reference Asset” or “Discontinuance of a Reference Asset”). The Calculation Agent will calculate this amount by comparing only the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date to the corresponding Initial Level and by comparing the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date to the Principal Barrier Level. No other levels of the Lowest Performing Reference Asset will be taken into account with respect to the Payment at Maturity. As a result, you may receive less than the principal amount of your Notes, even if the level of the Lowest Performing Reference Asset on the Final Valuation Date has increased at certain times during the term of the Notes before decreasing to a level below the Initial Level or Principal Barrier Level as of the Final Valuation Date.

You Must Rely On Your Own Evaluation Of The Merits Of An Investment Linked To The Reference Assets.

In the ordinary course of business, we, JMS or our respective affiliates may have expressed views on expected movements in the Reference Assets, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to the Reference Assets may at any time have significantly different views from those of us or our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Assets from multiple sources, and you should not rely solely on views expressed by us, JMS or our respective affiliates. For additional information, see “Information Regarding the Reference Assets” in this pricing supplement and the public disclosures made by the Sponsors.

The Historical Performance Of The Reference Assets Should Not Be Taken As An Indication Of Their Future Performance.

The levels of the Reference Assets will determine the amount to be paid on the Notes at maturity and whether the Notes will be called prior to maturity. The historical performance of the Reference Assets does not necessarily give an indication of their future performance. As a result, it is impossible to predict whether the levels of the Reference Assets will rise or fall during the term of the Notes. The levels of the Reference Assets will be influenced by complex and interrelated political, economic, financial and other factors.

Certain Business And Trading Activities May Create Conflicts With Your Interests And Could Potentially Adversely Affect The Value Of The Notes.

We, JMS or one or more of our respective affiliates, may engage in trading and other business activities that are not for your account or on your behalf (such as holding or selling of the Notes for our proprietary account or effecting secondary market transactions in the Notes for other customers). These activities may present a conflict between your interest in the Notes and the interests we, JMS or one or more of our respective affiliates, may have in our or their proprietary account. We, JMS and our respective affiliates may engage in any such activities without regard to the Notes or the effect that such activities may directly or indirectly have on the value of the Notes.

Moreover, we, JMS and our respective affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes and making the assumptions and inputs used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set. We expect to hedge our obligations under the Notes through one of our affiliates and/or another unaffiliated counterparty. In connection with such activities, our economic interests and the economic interests of affiliates of ours may be adverse to your interests as an investor in the Notes. Any of these activities may affect the value of the Notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. For additional information regarding our hedging activities, please see “Use of Proceeds and Hedging” in this pricing supplement.

In addition, the Bank will serve as Calculation Agent for the Notes and will have sole discretion in calculating the amounts payable in respect of the Notes. Exercising discretion in this manner could adversely affect the value of the Notes.

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The Calculation Agent Can Postpone The Determination Of A Closing Level Or The Final Level If A Market Disruption Event Occurs.

The determination of a Closing Level or the Final Level may be postponed if the Calculation Agent determines that a Market Disruption Event has occurred or is continuing on any Valuation Date with respect to one or more Reference Assets. If such a postponement occurs, then the applicable Valuation Date will be postponed for each Reference Asset to the first succeeding day that is a Trading Day for each Reference Asset and on which a Market Disruption Event has not occurred and is not continuing for any Reference Asset. In no event, however, will any Valuation Date be postponed by more than seven Trading Days. As a result, if a Market Disruption Event occurs or is continuing on the Final Valuation Date, the Maturity Date for the Notes could also be postponed, although not by more than seven Trading Days. No interest will accrue as a result of delayed payment.

If the determination of the Closing Level of the Reference Assets for any Valuation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day for one or more Reference Assets, that day will nevertheless be the date on which the Closing Level of the Reference Assets will be determined by the Calculation Agent. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Closing Level for each affected Reference Asset that would have prevailed in the absence of the Market Disruption Event in respect of such Reference Asset. See “Certain Terms of the Notes—Market Disruption Events.” Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Appointment of Independent Calculation Experts.”

There Are Potential Conflicts Of Interest Between You And The Calculation Agent.

The Calculation Agent will, among other things, determine the amount of your payment at maturity on the Notes. We will serve as the Calculation Agent. We may change the Calculation Agent after the original issue date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting one or more Reference Assets has occurred, and make certain adjustments with respect to the Reference Assets if certain events occur. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.

Since this determination by the Calculation Agent will affect the payment at maturity on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Appointment of Independent Calculation Experts.”

No Assurance That The Investment View Implicit In The Notes Will Be Successful.

It is impossible to predict with certainty whether and the extent to which the levels of the Reference Assets will rise or fall. There can be no assurance that the Final Levels will be greater than the corresponding Principal Barrier Levels. The Final Levels may be influenced by complex and interrelated political, economic, financial and other factors that affect the securities included in the Reference Assets. You should be willing to accept the risks of the price performance of equity securities in general and the Reference Assets in particular, and the risk of losing some or all of your initial investment.

Furthermore, we cannot give you any assurance that the future performance of the Reference Assets will result in your receiving an amount greater than or equal to the Principal Amount of your Notes. Certain periods of historical performance of the Reference Assets would have resulted in you receiving less than the Principal Amount of your Notes if you had owned notes with terms similar to these Notes in the past. See “Information Regarding The Reference Assets” in this pricing supplement for further information regarding the historical performance of the Reference Assets.

The Notes Are Not Ordinary Debt Securities.

The Notes have certain investment characteristics that differ from traditional fixed income securities. Specifically, the performance of the Notes will not track the same price movements as traditional interest rate products. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on

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other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank. A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the above terms of the offering. The Issuer does not make any recommendation as to whether the Notes are a suitable investment for any person.

Your Investment Is Subject To The Credit Risk Of The Bank.

The Notes are senior unsecured debt obligations of the Bank and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying Prospectus and Prospectus Supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the return of the Principal Amount at maturity or on a Call Payment Date, as applicable, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the Prospectus.

The Indenture does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any securities. We and our affiliates will not pledge or otherwise hold any security for the benefit of holders of the Notes. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any securities we hold as a hedge to the Notes will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of the Notes.

The Price At Which The Notes May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the levels of the Reference Assets over the full term of the Note, (ii) volatility of the levels of the Reference Assets and the market’s perception of future volatility of the levels of the Reference Assets, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, and (v) time remaining to maturity. In particular, the price of the Notes may be impacted by the fact that the Notes may be automatically called prior to maturity. Additionally, the interest rates of the Notes reflect not only our credit spread generally but also the automatic call feature of the Notes and thus may not reflect the rate at which a note without an automatic call feature might be issued and sold.

Depending on the actual or anticipated level of interest rates, the market value of the Notes may decrease and you may receive substantially less than 100% of the original issue price if you sell your Notes prior to maturity.

The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which JMS or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude underwriting commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by JMS as a result of dealer discounts, mark-ups or other transaction costs.

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The Bank’s Estimated Value Of The Notes Is Lower Than The Original Issue Price (Price To Public) Of The Notes.

The Bank’s estimated value is only an estimate using several factors. The original issue price of the Notes exceeds the Bank’s estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes, are included in the original issue price of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Estimated Value Does Not Represent Future Values Of The Notes And May Differ From Others’ Estimates.

The Bank’s initial estimated value of the Notes is only an estimate, which was determined by reference to the Bank’s internal pricing models when the terms of the Notes were set. This estimated value was based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, including the value of the Reference Assets, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which JMS or any other party would be willing to buy the Notes from you in any secondary market transactions. The Bank’s estimated value does not represent a minimum price at which JMS or any other party would be willing to buy the Notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

The internal funding rate used in the determination of the Bank’s initial estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to have used the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes had an adverse effect on the economic terms of the Notes and the initial estimated value of the Notes on the Trade Date and could have an adverse effect on any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

Hedging Activities By The Bank May Negatively Impact Investors In The Notes And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Notes.

The Bank or one or more of our affiliates has hedged or expects to hedge the obligations under the Notes by purchasing futures and/or other instruments linked to the Reference Assets. The Bank or one or more of our affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Assets, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Final Valuation Date.

Any of these hedging activities may adversely affect the price of the Reference Assets and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In addition, you should expect that these transactions will cause the Bank or our affiliates or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Notes. The Bank or our affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes, and may receive substantial returns with respect to these hedging activities while the value of the Notes may decline.

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The Notes Will Not Be Listed On Any Securities Exchange Or Any Inter-Dealer Quotation System; There May Be No Secondary Market For The Notes; Potential Illiquidity Of The Secondary Market; Holding Of The Notes By JMS Or Its Or Our Affiliates And Future Sales.

The Notes are most suitable for purchasing and holding to maturity. The Notes will be new securities for which there is no trading market. The Notes will not be listed on any organized securities exchange or any inter-dealer quotation system. We cannot assure you as to whether there will be a trading or secondary market for the Notes or, if there were to be such a trading or secondary market, that it would be liquid.

Under ordinary market conditions, JMS or any of its affiliates may (but are not obligated to) make a secondary market for the Notes and may cease doing so at any time. Because we do not expect other broker-dealers to participate in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JMS or any of its affiliates are willing to transact. If none of JMS or any of its affiliates makes a market for the Notes, there will not be a secondary market for the Notes. Accordingly, we cannot assure you as to the development or liquidity of any secondary market for the Notes. If a secondary market in the Notes is not developed or maintained, you may not be able to sell your Notes easily or at prices that will provide you with a yield comparable to that of similar securities that have a liquid secondary market.

In addition, the Principal Amount of the Notes being offered may not be purchased by investors in the initial offering, and JMS or one or more of its or our affiliates may agree to purchase any unsold portion. JMS or such affiliate or affiliates intend to hold the Notes, which may affect the supply of the Notes available in any secondary market trading and therefore may adversely affect the price of the Notes in any secondary market trading. If a substantial portion of any Notes held by JMS or its or our affiliates were to be offered for sale following this offering, the market price of such Notes could fall, especially if secondary market trading in such Notes is limited or illiquid.

The Notes Are Not Insured By Any Third Parties.

The Notes will be solely our obligations. Neither the Notes nor your investment in the Notes are insured by the United States Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation, the Bank Insurance Fund or any other government agency or instrumentality of the United States, Canada or any other jurisdiction.

Uncertain Tax Treatment

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “Certain Canadian Income Tax Consequences” and “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

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INFORMATION REGARDING THE REFERENCE ASSETS

Included in the following pages is a brief description of each of the Reference Assets. This information has been obtained from publicly available sources. Also set forth below is a table that provides the quarterly high and low closing levels, as well as end-of-period closing levels, for each of the Reference Assets. We obtained the historical closing level information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You can obtain the level of the Russell 2000® Index at any time from Bloomberg under the symbol “RTY <Index>” and the level of the EURO STOXX 50® Index under the symbol “SX5E <Index>”.

We have not undertaken an independent review or due diligence of the information obtained from Bloomberg. The historical performance of each of the Reference Assets should not be taken as an indication of its future performance, and no assurance can be given as to the Final Levels of the Reference Assets. We cannot give you assurance that the performance of the Reference Assets will result in any positive return on your initial investment.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying Prospectus or Prospectus Supplement. We have not independently verified any of the information herein obtained from outside sources.

This pricing supplement relates only to the Notes offered hereby and does not relate to the Reference Assets or the securities included in any of the Reference Assets. We have derived any and all disclosure contained in this pricing supplement regarding each of the Reference Assets from publicly available information. We do not make any representation that such publicly available information is accurate or complete.

The Russell 2000® Index

General

All information regarding the Russell 2000® Index (Bloomberg ticker: “RTY”) set forth in this pricing supplement reflects the policies of, and is subject to change by, Russell Investments (“Russell”), the index sponsor. The RTY was developed by Russell and is calculated, maintained and published by Russell.

The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index (the “Russell 3000 Index”), it consists of approximately 2,000 of the smallest companies (based on a combination of their market capitalization and the current index membership) included in the Russell 3000 Index and represented, as of March 31, 2017, approximately 8% of the total market capitalization of the Russell 3000 Index. The Russell 3000 Index, in turn, comprises the 3,000 largest U.S. companies as measured by total market capitalization. All Russell U.S. equity indexes (together, the “Russell U.S. Indexes” or “Russell Indexes”) are subsets of the Russell 3000ETM Index (the “Russell 3000E Index”) which is the broadest U.S. index, containing the largest 4,000 U.S. public companies. The members of the Russell 3000E Index and its subsets are determined each year during annual reconstitution and enhanced quarterly with the addition of initial public offerings.

Additional information on the RTY is available on the following website: http://www.ftserussell.com. No information on the website shall be deemed to be included or incorporated by reference in this pricing supplement.

Historical Data

The following graph sets forth daily closing levels of the RTY for the period from January 1, 2012 to May 9, 2017. The closing level on May 9, 2017 was 1391.86.

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The following table sets forth the high and low closing levels, as well as end-of-period closing levels, of the RTY for each quarter in the period from January 1, 2012 through December 31, 2016 and from January 1, 2017 through May 9, 2017.

	High	Low	Last
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter	852.50	769.48	849.35
2013
First Quarter	953.07	872.61	951.54
Second Quarter	999.99	901.51	977.48
Third Quarter	1078.41	989.54	1073.79
Fourth Quarter	1163.64	1043.46	1163.64
2014
First Quarter	1208.65	1093.59	1173.04
Second Quarter	1192.96	1095.99	1192.96
Third Quarter	1208.15	1101.68	1101.68
Fourth Quarter	1219.11	1049.30	1204.70
2015
First Quarter	1266.37	1154.71	1252.77
Second Quarter	1295.80	1215.42	1253.95
Third Quarter	1273.33	1083.91	1100.69
Fourth Quarter	1204.16	1097.55	1135.89
2016
First Quarter	1114.03	953.72	1114.03
Second Quarter	1188.95	1089.65	1151.92
Third Quarter	1263.44	1139.45	1251.65
Fourth Quarter	1388.07	1156.89	1357.13
2017
First Quarter	1413.64	1345.60	1385.92
Second Quarter through May 9, 2017	1419.43	1345.24	1391.86

License Agreement between Russell and CIBC

The Bank will enter into a non-exclusive license agreement with Russell whereby we, in exchange for a fee, are permitted to use the RTY and its related trademarks in connection with the Notes. We are not affiliated with Russell;

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the only relationship between Russell and us is any licensing of the use of Russell’s indices and trademarks relating to them.

The license agreement between Russell and the Bank will provide that the following language must be set forth when referring to any Russell Indexes or the Russell trademarks:

‘Russell 2000® Index’ and ‘Russell 3000® Index’ are trademarks of Russell Investments and have been licensed for use by Canadian Imperial Bank of Commerce. The securities are not sponsored, endorsed, sold, or promoted by Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the securities.

The Notes are not sponsored, endorsed, sold, or promoted by Frank Russell Company (“Russell”). Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in these Notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. Russell’s publication of the RTY in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the RTY is based. Russell’s only relationship to Canadian Imperial Bank of Commerce and its affiliates is the licensing of certain trademarks and trade names of Russell and of the RTY which is determined, composed and calculated by Russell without regard to Canadian Imperial Bank of Commerce and its affiliates or the Notes. Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and Russell makes no representation or warranty, express or implied, as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CANADIAN IMPERIAL BANK OF COMMERCE AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

EURO STOXX 50® Index

General

The EURO STOXX 50® Index (Bloomberg ticker: “SX5E”) was created by STOXX, which is currently owned by Deutsche Börse AG. Publication of the SX5E began in February 1998, based on an initial index level of 1,000 at December 31, 1991. On March 1, 2010, STOXX announced the removal of the “Dow Jones” prefix from all of its indices, including the SX5E.

Index Composition and Maintenance

For each of the 19 EURO STOXX regional supersector indices, the stocks are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding supersector index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current stocks in the SX5E are then added to the selection list. All of the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list. The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks. In exceptional cases, STOXX’s management board can add stocks to and remove them from the selection list.

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The SX5E index components are subject to a capped maximum index weight of 10%, which is applied on a quarterly basis.

The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the EURO STOXX® Index.

The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

The SX5E is subject to a “fast exit rule.” The SX5E index components are monitored for any changes based on the monthly selection list ranking. A stock is deleted from the SX5E if: (a) it ranks 75 or below on the monthly selection list and (b) it has been ranked 75 or below for a consecutive period of two months in the monthly selection list. The highest-ranked stock that is not an index component will replace it. Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.

The SX5E is also subject to a “fast entry rule.” All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest STOXX blue-chip selection list generated end of February, May, August or November and (b) it ranks within the “lower buffer” on this selection list.

The SX5E is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the SX5E index composition are immediately reviewed. Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.

SX5E Index Calculation

The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the SX5E index level can be expressed as follows:

Index =	Free float market capitalization of the SX5E	x 1,000
Adjusted base date market capitalization of the SX5E

The “free float market capitalization of the SX5E” is equal to the sum of the product of the closing price, number of shares outstanding, free float factor, and weighting cap factor, for each component stock as of the time the SX5E is being calculated.

The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the SX5E index values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

Neither we nor any of our affiliates, including the selling agent, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the SX5E or any successor to the SX5E. STOXX does not guarantee the accuracy or the completeness of the SX5E or any data included in the SX5E. STOXX assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the SX5E Index. STOXX disclaims all responsibility for any errors or omissions in the calculation and dissemination of the SX5E or the manner in which the SX5E is applied in determining the amount payable on the notes at maturity.

Historical Data

The following graph sets forth daily closing levels of the SX5E for the period from January 1, 2012 to May 9, 2017. The closing level on May 9, 2017 was 3649.08.

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The following table sets forth the high and low closing levels, as well as end-of-period closing levels, of the SX5E for each quarter in the period from January 1, 2012 through December 31, 2016 and for the period from January 1, 2017 to May 9, 2017.

	High	Low	Last
2012
First Quarter	2608.42	2286.45	2477.28
Second Quarter	2501.18	2068.66	2264.72
Third Quarter	2594.56	2151.54	2454.26
Fourth Quarter	2659.95	2427.32	2635.93
2013
First Quarter	2749.27	2570.52	2624.02
Second Quarter	2835.87	2511.83	2602.59
Third Quarter	2936.20	2570.76	2893.15
Fourth Quarter	3111.37	2902.12	3109.00
2014
First Quarter	3172.43	2962.49	3161.60
Second Quarter	3314.80	3091.52	3228.24
Third Quarter	3289.75	3006.83	3225.93
Fourth Quarter	3277.38	2874.65	3146.43
2015
First Quarter	3731.35	3007.91	3697.38
Second Quarter	3828.78	3424.30	3424.30
Third Quarter	3686.58	3019.34	3100.67
Fourth Quarter	3506.45	3069.05	3267.52
2016
First Quarter	3178.01	2680.35	3004.93
Second Quarter	3151.69	2697.44	2864.74
Third Quarter	3091.66	2761.37	3002.24
Fourth Quarter	3290.52	2954.53	3290.52
2017
First Quarter	3500.93	3230.68	3500.93
Second Quarter through May 9, 2017	3658.79	3409.78	3649.08

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License Agreement between STOXX and CIBC

We have entered into an agreement with STOXX providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the SX5E, which is owned and published by STOXX, in connection with certain securities, including the Notes.

STOXX and its licensors (the “Licensors”) have no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the Notes.

STOXX and its Licensors do not sponsor, endorse, sell or promote the Notes; recommend that any person invest in the Notes; have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Notes; have any responsibility or liability for the administration, management or marketing of the Notes; or consider the needs of the Notes or the owners of the Notes in determining, composing or calculating the SX5E or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the Notes. Specifically, STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about: the results to be obtained by the Notes, the owners of the Notes or any other person in connection with the use of the SX5E and the data included in the SX5E; the accuracy or completeness of the SX5E and its data; and the merchantability and the fitness for a particular purpose or use of the SX5E and its data. STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the SX5E or its data. Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur. The licensing agreement between us and STOXX is solely for our benefit and the benefit of STOXX and not for the benefit of the owners of the Notes or any other third parties.

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USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying Prospectus Supplement and the Prospectus and to hedge market risks of the Bank associated with its obligation to pay the Principal Amount at maturity of the Notes.

We may hedge our obligations under the Notes by, among other things, purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of the underlying measure or asset, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. Our cost of hedging will include the projected profit that our counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. It is possible that we could receive substantial returns from these hedging activities while the value of the Notes declines.

We expect to hedge our obligations under the Notes through one of our affiliates and/or another unaffiliated counterparty.

We have no obligation to engage in any manner of hedging activity and we will do so solely at our discretion and for our own account. No holder of the Notes will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity. The hedging activity discussed above may adversely affect the value of the Notes from time to time. See “Additional Risk Factors—The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices” and “Additional Risk Factors—Certain Business And Trading Activities May Create Conflicts With Your Interests And Could Potentially Adversely Affect The Value Of The Notes” in this pricing supplement.

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THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s estimated value does not represent a minimum price at which JMS or any other person would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors—The Bank’s Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors—The Bank’s Estimated Value Does Not Represent Future Values Of The Notes And May Differ From Others’ Estimates.”

The Bank’s estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to the Bank and other affiliated or unaffiliated dealers, the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Additional Risk Factors—The Bank’s Estimated Value Of The Notes Will Be Lower Than The Original Issue Price (Price To Public) Of The Notes” in this pricing supplement.

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supplements the discussion in the section called “Material Tax Consequences—United States Taxation” in the accompanying Prospectus, and is subject to the limitations and exceptions set forth therein. Capitalized terms used in this section without definition shall have the respective meanings given such terms in the accompanying Prospectus. This discussion is only applicable to you if you are a U.S. Holder. If you are not a U.S. Holder, please consult your own tax advisor.

The following summary describes certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of the Notes. This discussion is based upon current provisions of the Code, existing and proposed Treasury Regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities. All of the foregoing are subject to change, which change may apply retroactively and could affect the continued validity of this summary. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the U.S. federal government. tax; and United States expatriates. This discussion also does not purport to be a complete analysis of all tax considerations relating to the Notes. You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

We will not attempt to ascertain whether the Reference Assets (or components thereof) would be treated as a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.

U.S. Holders

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. We intend to treat the Notes as pre-paid cash-settled derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. We will report any Contingent Coupon Payment that is paid by us (including on the Maturity Date or upon an exercised call on a Call Payment Date) as includible in your income as ordinary income, taxable to you in accordance with your regular method of accounting for U.S. federal income tax purposes.

Additionally, you should generally recognize capital gain or loss upon the sale, exchange or payment on maturity in an amount equal to the difference between the amount you receive at such time (excluding the amount attributable to any Contingent Coupon Payment which is treated as ordinary income) and the amount that you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for Notes of a U.S. holder who acquires the Notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the Notes. If the Notes are held by the same U.S. holder until maturity, that holder’s holding period will generally include the Maturity Date.

Alternative Treatments. As noted above, there is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate.

For example, the Notes may be properly treated as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option with respect to the Reference Asset written by you and purchased by us (the “Put Option”). The balance of this disclosure assumes this latter treatment is proper and will be respected for U.S. federal income tax purposes.

If the Notes are properly treated as an investment unit consisting of a Debt Portion and Put Option, it is likely that the Debt Portion of the Notes is treated as issued for the principal amount of the Notes (if you are an initial purchaser) and that interest payments on the Notes are treated in part as payments of interest and in part as payments for the Put Option. Under this characterization, a percentage of each Contingent Coupon Payment would be treated as an interest payment for U.S. federal income tax purposes and a percentage of each Contingent Coupon Payment

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would be treated as payment for the Put Option for U.S. federal income tax purposes. The percentage treated as an interest payment for U.S. federal income tax purposes generally would equal our customary market borrowing rate for this type of instrument without taking into account the Reference Asset and associated terms, the remaining percentage of the Contingent Coupon Payment would be in consideration of the Put Option.

If you receive the cash payment of the full principal amount of your Notes upon the call or maturity, such payment is likely treated as (i) payment in full of the principal amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of the Notes) and (ii) the lapse of the Put Option which likely results in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described in the preceding paragraph. If you receive a cash payment upon the maturity of your Notes (excluding cash received as an Contingent Coupon Payment) of less than the full principal amount of your Notes, such payment would likely be treated as (i) payment in full of the principal amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of your Notes) and (ii) the cash settlement of the Put Option pursuant to which you paid to us an amount equal to the excess of the principal amount of your Notes over the amount that you received upon the maturity of the Notes (excluding cash received as an Contingent Coupon Payment) in order to settle the Put Option. If the aggregate amount paid to you for the Put Option and deferred as described in the preceding paragraph is greater than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital gain in an amount that is equal to such excess. Conversely, if the amount paid to you for the Put Option and deferred as described in the preceding paragraph is less than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital loss in an amount that is equal to such difference.

Upon the sale of Notes, you would be required to apportion the value of the amount you receive between the Debt Portion and Put Option on the basis of the values thereof on the date of the sale. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted U.S. federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of the Notes if you are an initial purchaser of the Notes). Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss would be long-term capital gain or loss if your holding period is greater than one year. The amount of cash that you receive that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the value of the Debt Portion on the date of the sale of the Notes is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment (to the purchaser in the case of a sale) equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

If you are a secondary purchaser of Notes, you would be required to allocate your purchase price for Notes between the Debt Portion and Put Option based on the respective fair market values of each on the date of purchase. If, however, the portion of your purchase price allocated to the Debt Portion is at a discount from, or is in excess of, the principal amount of your Notes, you may be subject to the market discount or amortizable bond premium rules. The rules regarding market discount and bond premium are complex and therefore you are urged to consult your tax advisors regarding these rules. The portion of your purchase price that is allocated to the Put Option would likely be offset for tax purposes against amounts you subsequently receive with respect to the Put Option (including amounts received upon a sale of the Notes that are attributable to the Put Option), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option. If, however, the portion of your purchase price allocated to the Debt Portion as described above is in excess of your purchase price for the Notes, you would likely be treated for tax purposes as having received a payment for the Put Option (which will be deferred as described in the fourth preceding paragraph) in an amount equal to such excess.

Another possible alternative treatment is that a Note could be treated as a single debt instrument subject to the special tax rules governing contingent payment debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of a Note based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your note. You would recognize gain or loss upon the sale, call or maturity of the Note in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in the Note. In general, your adjusted basis in the Note would be equal

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to the amount you paid for the Note, increased by the amount of interest you previously accrued with respect to the Note. Any gain you recognize upon the sale, call or maturity of the Note would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to the Note, and thereafter would be capital loss.

If a Note is treated as a contingent payment debt instrument and you purchase a Note in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Note, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules but rather would be subject to special rules set forth in treasury regulations governing contingent payment debt instruments. Accordingly, if you purchase a Note in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

In 2008, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury have been considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. While it is not clear whether the Notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is possible that the Internal Revenue Service could seek to characterize the Notes in a manner that results in tax consequences to you that are different from those described above.

We do not believe that the “constructive ownership transaction” rules of Section 1260 of the Code apply to this offering.

You are urged to consult your tax advisors concerning the significance, and the potential impact, of the above considerations.

Additional Information for U.S. Holders. For the treatment regarding other aspects of interest payments and backup withholding and information reporting considerations please see the discussion under “Material Income Tax Consequences—United States Taxation” in the accompanying Prospectus.

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CERTAIN CANADIAN INCOME TAX CONSEQUENCES

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the Regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Note; (c) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Note, and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying Prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the Notes, interest payable on the Notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a Note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of Notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

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SUPPLEMENTAL PLAN OF DISTRIBUTION

Pursuant to the terms of a distribution agreement, JMS will purchase the Notes from the Bank for distribution to other registered broker-dealers or will offer the Notes directly to investors.

Notes sold by JMS to the public will initially be offered at the price to public set forth on the cover page of this pricing supplement. JMS intends to purchase the Notes from the Bank at a purchase price equal to the price to public less a discount of 2.25% of the Principal Amount of the Notes. The price to public for Notes purchased by certain fee-based advisory accounts may vary between               % and               % of the face amount of the Notes. Any sale of the Notes to a fee-based advisory account at a price to public below               % of the face amount will reduce the underwriting discount specified on the cover page of this pricing supplement with respect to the Notes. The price to public paid by any fee-based advisory account will be reduced by the amount of any fees assessed by the securities dealer or dealers involved in the sale of the Notes to such advisory account but not by more than               % of the face amount of the Notes. Any Notes sold by JMS to securities dealers may be sold at an agreed discount to the price to public. If all of the offered Notes are not sold at the price to public, JMS may change the offering price and the other selling terms. In addition to offers and sales at the price to public, JMS may offer the Notes from time to time for sale in one or more transactions at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.

While JMS may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying Prospectus Supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

JMS and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. JMS and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, JMS and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. JMS and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

JMS may be deemed to be an “underwriter” within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify JMS against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.

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